Exhibit 99.1

                  PC Connection, Inc. Reports First
                           Quarter Results

   Company Significantly Increases Net Income and Earnings per Share

    FIRST QUARTER HIGHLIGHTS:

    --  Operating income: $5.7 million, up 60% year over year

    --  Net income: $3.4 million, virtually doubled year over year

    --  Diluted earnings per share: $.13, up from $.07 last year

    Business Editors/Technology Editors

    MERRIMACK, N.H.--(BUSINESS WIRE)--April 26, 2007--PC Connection, Inc. (NASDAQ: PCCC), a leading direct marketer of information technology (IT) products and services, today announced results for the quarter ended March 31, 2007. Net sales for the three months ended March 31, 2007 increased by $17.7 million, or 4.7%, to $398.2 million from $380.5 million for the three months ended March 31, 2006. Net income for the quarter was $3.4 million, or $.13 per share, compared to $1.7 million, or $.07 per share, for the corresponding prior year quarter.

    "PC Connection, Inc. experienced solid overall growth year over year, with the small- and medium-sized business (SMB) segment leading the way at 6.8%," said Patricia Gallup, Chairman and Chief Executive Officer. "We achieved a 60% increase in operating income and virtually doubled our earnings over the first quarter of 2006, demonstrating that our strategies are working."

    Quarterly Sales Growth By Business Segment:

    -- Net sales for the SMB segment increased by 6.8% to $233.9 million compared to the first quarter of 2006. Corporate outbound sales within the segment grew 11.3% year over year.

    -- Net sales for the Large Account segment increased by 1.8% to $110.3 million compared to the first quarter of 2006. The growth rate that we experienced was the result of pent-up demand in the first quarter of 2006 attributable to the Amherst Technologies acquisition.

    -- Net sales to government and education customers (Public Sector segment) increased by 1.8% to $53.9 million compared to the first quarter of 2006. This modest level of growth was due to our decision to focus on more profitable sales, and drive net agency sales.

    Quarterly Sales Growth By Product Mix:

    -- Notebooks and PDAs, the Company's largest product category, grew 14.1% year over year, accounting for 18.5% of net sales in the first quarter of 2007 compared to 17.0% for the corresponding period a year ago.

    -- Desktop computers and servers accounted for 14.5% of net sales in the first quarter of 2007 compared to 14.9% of net sales for the corresponding period a year ago.

    -- Software accounted for 12.1% of net sales in the first quarter of 2007 compared to 12.6% of net sales for the corresponding period a year ago.

    -- Sales of accessories and other products increased 5.7% year over year to 11.1% of net sales.

    Gross profit margin, as a percentage of net sales, increased year over year by 34 basis points to 12.5% in the first quarter of 2007 compared to the first quarter of 2006. As advertising programs we develop with our vendor partners have become more comprehensive, it is more practical to record substantially all vendor consideration as a reduction to cost of inventory purchases, pursuant to Issue No. 02-16 of the Emerging Issues Task Force. Accordingly, we recorded approximately $1.9 million of additional consideration as a reduction to cost of sales in the first quarter of 2007, accounting for a 48 basis-point increase in gross margin compared to the first quarter of 2006.

    Overall annualized sales productivity increased 2% in the first quarter of 2007 compared to the first quarter of 2006. Sales productivity in our Large Account segment increased 19% in the first quarter of 2007 compared to the first quarter of 2006 due to a decrease in headcount of sales representatives. For our SMB and Public Sector segments, productivity was flat and down 3%, respectively, due to new hires. However, if you remove the effect of our recently opened Texas call center, SMB productivity increased 11% year over year in Q1 2007. On a consolidated basis, the total number of sales representatives at 640 as of March 31, 2007 was down slightly compared to March 31, 2006.

    Total selling, general and administrative expenses ("SG&A") for the quarter increased year over year by $2.2 million, or 5.3%, and increased as a percentage of net sales to 11.1% for the first quarter of 2007 from 11.0% for the first quarter of 2006. The year-over-year dollar increase was primarily attributable to the recording of additional vendor consideration discussed above, which increased SG&A expenses by approximately $1.9 million, accounting for a 48 basis-point increase in SG&A as a percentage of net sales. Incremental operating expenses associated with our recently opened Texas sales office were generally offset by lower bad debt expense and professional fees in Q1 2007 compared to Q1 2006.

    Ms. Gallup concluded, "Our first quarter results showed increasing sales, rising operating margins, and growth in earnings per share. We achieved these results while continuing to invest in our Company's infrastructure, and while maintaining a healthy balance sheet. Our performance reflects a great team effort to run our business more effectively and efficiently while continuing to offer the best customer service in our marketplace. We believe we have the right strategies, resources, and talent to continue to improve our operating performance and enhance long-term shareholder value."

    About PC Connection, Inc.

    PC Connection, Inc., a Fortune 1000 company, owns three sales companies: PC Connection Sales Corporation, MoreDirect, Inc., and GovConnection, Inc., headquartered in Merrimack, NH, Boca Raton, FL, and Rockville, MD, respectively. All three companies can deliver custom-configured computer systems overnight. Investors and media can find more information about PC Connection, Inc. at http://ir.pcconnection.com.

    PC Connection Sales Corporation (1-800-800-5555), the original business of PC Connection, Inc. serving the small- and medium-sized business sector (SMB), is a rapid-response provider of information technology (IT) products and services. It offers more than 150,000 brand-name products through its staff of technically trained sales account managers and catalog telesales representatives, catalogs, and publications, and its Web site at www.pcconnection.com. The subsidiary serves the Apple/Macintosh community through its MacConnection division (1-800-800-2222), which also publishes specialized catalogs and is online at www.macconnection.com.

    MoreDirect, Inc. (561-237-3300), www.moredirect.com, provides corporate technology buyers with a comprehensive web-based e-procurement solution and in-depth IT supply-chain expertise, serving as a one-stop source by aggregating more than 300,000 products from the inventories of leading IT wholesale distributors and manufacturers. MoreDirect's TRAXX(R) system is a seamless end-to-end interface that empowers clients to electronically source, evaluate, compare prices, and track related technology product purchases in real-time.

    GovConnection, Inc. (1-800-800-0019) is a provider of IT products and services to federal, state, and local government agencies and educational institutions through specialized account managers, catalogs and publications, and online at www.govconnection.com.

                                 # # #

    pccc-g

    "Safe Harbor" Statement Under the Private Securities Litigation Reform Act of 1995: This release contains forward-looking statements that are subject to risks and uncertainties, including, but not limited to, the impact of changes in market demand and the overall level of economic activity, or in the level of business investment in information technology products, competitive products and pricing, product availability and market acceptance, new products, fluctuations in operating results, and the ability of the Company to hire and retain essential personnel, and other risks detailed under the caption "Risk Factors" in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended December 31, 2006. More specifically, the statements in this release concerning the Company's outlook for 2007 and the statements concerning the Company's gross margin percentage, productivity, and selling and administrative costs and other statements of a non-historical basis (including statements regarding implementing strategies for future growth, the ability of the Company to improve sales productivity and increase its market share) are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the ability to realize market demand for and competitive pricing pressures on the products and services marketed by the Company, the continued acceptance of the Company's distribution channel by vendors and customers, continuation of key vendor and customer relationships and support programs and the ability of the Company to hire and retain qualified sales representatives and other essential personnel. The Company assumes no obligation to update the information in this press release or revise any forward-looking statements, whether as a result of any new information, future events, or otherwise.



CONSOLIDATED SELECTED FINANCIAL HIGHLIGHTS
----------------------------------------------------------------------
At or for the Three
 Months Ended
March 31,                2007                 2006
------------------------------ --------- ---------- ------------------
(Dollars and shares
 in thousands,
 except operating
 data,
 price/earnings
 ratio, and per
 share data)
                               % of Net             % of Net
                                 Sales                Sales  % Change
------------------------------ --------- ---------- ------------------

Operating Data:
Net sales            $398,180             $380,478                4.7%
Diluted earnings per
 share                   $.13                 $.07

Gross profit margin      12.5%                12.2%
Operating margin          1.4                  0.9
Return on equity (1)      6.8                  4.0

Catalogs distributed3,638,000            3,600,000                1.1%
Orders entered (2)    384,000              383,500                0.1%
Average order size
 (2)                   $1,190               $1,147                3.7%

Inventory turns (1)        21                   20
Days sales
 outstanding               42                   45


Product Mix:
Notebooks & PDAs      $73,643      18.5%   $64,543      17.0%    14.1%
Desktops/Servers       57,528      14.5     56,495      14.9      1.8
Storage Devices        34,808       8.7     33,918       8.9      2.6
Software               48,286      12.1     47,923      12.6      0.8
Net/Com Products       29,819       7.5     29,853       7.8     (0.1)
Printers & Printer
 Supplies              41,653      10.5     40,034      10.5      4.0
Video, Imaging &
 Sound                 48,101      12.1     46,868      12.3      2.6
Memory & System
 Enhancements          19,949       5.0     18,856       5.0      5.8
Accessories/Other      44,393      11.1     41,988      11.0      5.7
                    ---------- --------- ---------- ---------
                     $398,180     100.0%  $380,478     100.0%     4.7%
                    ========== ========= ========== =========


Net Sales of Enterprise Server and Networking Products (included in the above Product Mix):

                     $122,832      30.9%  $108,671      28.6%    13.0%
                    ==========           ==========


Stock Performance
 Indicators:
Actual shares
 outstanding           26,802               25,259
Total book value per
 share                  $7.59                $6.86
Tangible book value
 per share              $5.31                $4.40
Closing price          $14.30                $5.76
Market
 capitalization      $383,269             $145,492
Trailing
 price/earnings
 ratio (3)                 24                   27

 (1) Annualized
 (2) Does not
  reflect
  cancellations or
  returns
 (3) Earnings is
  based on the last
  four quarters

------------------------------ -------------------- ------------------



------------------------------ -------------------- ---------
SELECTED SEGMENT INFORMATION
----------------------------------------------------------------------
For the Three Months
 Ended March 31,           2007                 2006
---------------------------------------- --------------------

                                 Gross                Gross
(Dollars in                       Margin     Net       Margin
 thousands)          Net Sales     (%)       Sales      (%)
------------------------------ --------- ---------- ---------

PC Connection Sales
 Corporation (SMB)   $233,933      13.5%  $219,121      13.4%
MoreDirect (Large
 Account)             110,315      10.8    108,362      10.5
GovConnection
 (Public Sector)       53,932      11.8     52,995      10.7
                    ---------- --------- ---------- ---------
Total                $398,180      12.5%  $380,478      12.2%
                    ========== ========= ========== =========




CONSOLIDATED INCOME STATEMENTS
----------------------------------------------------------------------
Three Months Ended March 31,              2007             2006
----------------------------------------------------------------------
(Amounts in thousands, except per              % of             % of
 share data)                                    Net              Net
                                      Amount    Sales  Amount    Sales
----------------------------------------------------- ----------------

Net sales                            $398,180  100.0% $380,478  100.0%
Cost of sales                         348,265   87.5   334,060   87.8
                                     --------- ------ --------- ------
   Gross Profit                        49,915   12.5    46,418   12.2

Selling, general and administrative
 expenses                              44,193   11.1    41,955   11.0
Special charges                             -      -       891    0.3
                                     --------- ------ --------- ------
   Income From Operations               5,722    1.4     3,572    0.9

Interest expense                         (208)  (0.1)     (644)  (0.2)
Other, net                                201    0.1        11      -
Income tax provision                   (2,330)  (0.5)   (1,233)  (0.3)
                                     --------- ------ --------- ------
    Net Income                         $3,385    0.9%   $1,706    0.4%
                                     ========= ====== ========= ======


Weighted average common shares
 outstanding:
    Basic                              26,680           25,259
                                     =========        =========
    Diluted                            27,005           25,299
                                     =========        =========
Earnings per common share:
    Basic                               $0.13            $0.07
                                     =========        =========
    Diluted                             $0.13            $0.07
                                     =========        =========




                                                  `
----------------------------------------------------------------------
CONSOLIDATED BALANCE SHEETS                          March   December
                                                      31,       31,
(Amounts in thousands)                               2007      2006
----------------------------------------------------------------------

ASSETS
Current Assets:
Cash and cash equivalents                           $24,668   $17,582
Accounts receivable, net                            146,334   170,222
Inventories - merchandise                            67,407    69,407
Deferred income taxes                                 4,007     3,837
Income taxes receivable                               1,996       627
Prepaid expenses and other current assets             3,967     3,882
                                                   --------- ---------
        Total current assets                        248,379   265,557
Property and equipment, net                          19,390    19,542
Goodwill                                             56,867    56,867
Other intangibles, net                                4,095     4,363
Other assets                                            347       355
                                                   --------- ---------
         Total Assets                              $329,078  $346,684
                                                   ========= =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Current maturities of capital lease obligations:
  To affiliate                                         $477      $464
  To third party                                        289       395
Accounts payable                                     89,067   110,977
Accrued expenses and other liabilities               17,080    17,389
Accrued payroll                                       5,555     9,367
                                                   --------- ---------
         Total current liabilities                  112,468   138,592
Capital lease obligations, less current
 maturities:
   To affiliate                                       4,712     4,836
Other liabilities                                     1,652         -
Deferred income taxes                                 6,990     6,352
                                                   --------- ---------
         Total Liabilities                          125,822   149,780
                                                   --------- ---------
Stockholders' Equity:
  Common stock                                          272       269
  Additional paid-in capital                         92,847    89,537
  Retained earnings                                 112,360   109,321
  Treasury stock at cost                             (2,223)   (2,223)
                                                   --------- ---------
        Total Stockholders' Equity                  203,256   196,904
                                                   --------- ---------
        Total Liabilities and Stockholders' Equity $329,078  $346,684
                                                   ========= =========




CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
----------------------------------------------------------------------
Three months ended March 31,2007 (Amounts in thousands)
----------------------------------------------------------------------
                                                Treasury
           Common Stock                           Shares
          -------------- Additional           --------------
          Shares  Amount  Paid-In   Retained  Shares Amount    Total
                           Capital   Earnings
----------------- ------ ---------- --------- -------------- ---------

Balance -
 December
 31, 2006 26,862   $269    $89,537  $109,321   (352)($2,223) $196,904

Exercise
 of stock
 options,
 including
income tax
 benefits    292      3      3,378         -      -       -     3,381

Stock
 compen-
sation
 expense       -      -        (68)        -      -       -       (68)

Cumulative
 effect of
 change in
accounting
 principal     -      -                 (346)     -       -      (346)

Net income     -      -          -     3,385      -       -     3,385
          ------- ------ ---------- --------- -------------- ---------

Balance -
 March 31,
 2007     27,154   $272    $92,847  $112,360   (352)($2,223) $203,256
          ======= ====== ========== ========= ============== =========




CONSOLIDATED STATEMENTS OF CASH FLOWS
----------------------------------------------------------------------
Three Months Ended March 31, (Amounts in
 thousands)                                         2007       2006
-----------------------------------------------------------  ---------

Cash Flows from Operating Activities:

Net income                                          $3,385     $1,706
Adjustments to reconcile net income to net cash
 provided by
operating activities:
  Depreciation and amortization                      1,888      1,698
  Provision for doubtful accounts                      337        894
  Deferred income taxes                                468        804
  Loss on disposal of fixed assets                       6         14
  Stock compensation expense                           (68)       140
  Gross excess tax benefit from exercise of
   stock options                                      (343)         -
  Income tax benefits from exercise of stock
   options                                             887          -

Changes in assets and liabilities:
  Accounts receivable                               23,551     10,674
  Inventories                                        2,000     14,289
  Prepaid expenses and other current assets         (1,454)      (495)
  Other non-current assets                               8         (1)
  Accounts payable                                 (21,910)   (24,778)
  Accrued expenses and other liabilities            (2,815)        73
                                                   --------  ---------
Net cash provided by operating activities            5,940      5,018
                                                   --------  ---------


Cash Flows from Investing Activities:

Purchases of property and equipment                 (1,474)    (1,579)
Proceeds from sale of property and equipment             -         20
                                                   --------  ---------
Net cash used for investing activities              (1,474)    (1,559)
                                                   --------  ---------


Cash Flows from Financing Activities:

Proceeds from short-term borrowings                      -    125,911
Repayment of short-term borrowings                       -   (130,737)
Repayment of capital lease obligations                (217)      (201)
Exercise of stock options                            2,494          -
Gross excess tax benefit from exercise of stock
 options                                               343          -
                                                   --------  ---------
Net cash provided by (used for) financing
 activities                                          2,620     (5,027)
                                                   --------  ---------
Increase (decrease) in cash and cash equivalents     7,086     (1,568)
Cash and cash equivalents, beginning of period      17,582      9,770
                                                   --------  ---------
Cash and cash equivalents, end of period           $24,668     $8,202
                                                   ========  =========


    pccc-g

    CONTACT: PC Connection, Inc.
             Stephen Baldridge, 603-683-2322
             VP of Finance & Corporate Controller